EXHIBIT 99.1


               BLUE HOLDINGS, INC. RECEIVES EXPECTED NASDAQ NOTICE
                      REGARDING DELAYED FILING OF FORM 10-Q

COMMERCE, CALIF. - SEPTEMBER 4, 2008 - Blue Holdings, Inc. (NASDAQ:BLUE), announced today that, as expected, it received a NASDAQ Staff Determination Letter on August 28, 2008, stating that the Company's common stock is subject to delisting from The Nasdaq Stock Market pursuant to Nasdaq Marketplace Rule 4310(c)(14), due to the delay in the filing of its Quarterly Report on Form 10-Q for the quarter ended June 30,2008.

As previously announced, the Company intends to restate its financial statements for the quarters ended March 31, June 30 and September 30, 2007, as well as the year ended December 31, 2007, which has caused a delay in the Company's filing of a Form 10-Q for the quarters ended March 31 and June 30, 2008. The Company expects to become current in its filings on or before September 30, 2008.

ABOUT BLUE HOLDINGS, INC.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and "Faith" brands both in the United States and internationally. Blue Holdings currently sells men's, women's and children's styles. Antik Denim, Yanuk, Taverniti So and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" that include information relating to future events. Examples of forward looking statements included in this release include statements regarding the timeline for Blue Holdings to become current in its filings. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and
uncertainties   that  could  cause  actual  performance  or  results  to  differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Blue Holdings' products, the introduction of new products, Blue Holdings' ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Blue Holdings' liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Blue Holdings, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


CONTACT:
Blue Holdings, Inc.
Eric Hohl, CFO 323-726-1913
ERIC.HOHL@BLUEHOLDINGS.COM


Integrated Corporate Relations
310-954-1100
Andrew Greenebaum
AGREENEBAUM@ICRINC.COM

or

Patricia Dolmatsky
PDOLMATSKY@ICRINC.COM


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